(Exhibit 11)

                          INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                    (In millions, except per-share amounts)

                                                      Three Months Ended       Six Months Ended
                                                           June 30,               June  30,
                                                    ---------------------     ------------------
                                                      1994         1993         1994       1993
                                                    --------     --------     -------    -------
Net earnings                                        $     87     $     77     $   159    $   141

Debenture interest savings, net
  of taxes, assuming conversion
  of convertible subordinated
  debentures                                               2            2           *          *
                                                    --------     --------     -------    -------
Primary and fully diluted
  net earnings                                      $     89     $     79     $   159    $   141
                                                    ========     ========     =======    =======
Earnings per common share                           $    .70     $    .62     $  1.28    $  1.14
                                                    ========     ========     =======    =======
Primary and fully diluted earnings
  per share                                         $    .70     $    .62     $  1.28    $  1.14
                                                    ========     ========     =======    =======
PRIMARY AND FULLY DILUTED SHARES
  Average shares outstanding                           124.6        123.1       124.4      123.0
  Shares assumed to be repurchased
    using long-term incentive plan
    deferred compensation at average
    market price                                         (.3)         (.3)        (.3)       (.4)
  Shares assumed to be issued upon
    exercise of stock options, net
    of treasury buyback at average
    market price                                          .3           .4          .4         .4
  Shares assumed to be issued upon
    conversion of convertible
    subordinated debentures                              2.9          2.9           *          *
                                                    --------     --------     -------    -------
  Primary and fully diluted shares                     127.5        126.1       124.5      123.0
                                                    ========     ========     =======    =======

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The Company reports earnings per common share as the effect of dilutive securities is less than 3%.

* Convertible subordinated debentures are antidilutive.